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                                                                   EXHIBIT 10.12

                                FIRST AMENDMENT
                                     TO THE
                                 STEELCASE INC.
                          INCENTIVE COMPENSATION PLAN
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     WHEREAS, Steelcase Inc. (the "Company") has established and maintains the
Steelcase Inc. Incentive Compensation Plan (the "Plan"); and

     WHEREAS, pursuant to Section 17.1, the Company has reserved to its Board of Directors the right to amend the Plan at any time; and

     WHEREAS, the Board of Directors of the Company has delegated to its Compensation Committee (the "Compensation Committee") the necessary authority to amend the Plan; and

     WHEREAS, the Compensation Committee amended the Plan to incorporate provisions for forfeiture of benefits in the event a Participant engages in competition with the Company.

     NOW THEREFORE, IN CONSIDERATION OF THE PREMISES, the Plan is amended, effective October 1, 1999, in the following respects:

     1. A new Section 2.11 is added to the Plan reading as follows and the current Section 2.11 and subsequent sections in Article II are renumbered:

     "2.11. `Competition' means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the `Company') at any time during employment with the Company or during the three (3) year period following termination of employment with the Company, without prior approval of the administrative Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law."

      2. A new Section 15.4 is added to the Plan to read as follows and the current Section 15.4 is renumbered 15.5:

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               "15.4  Competition.  In the event the Participant engages in any
          Competition with the Company, the Participant immediately and permanently forfeits the right to exercise and/or receive payment for any Award, whether or not vested. The Participant must return to the Company the Participant's gain resulting from options exercised at any time within the twelve-month period preceding the date the Participant became engaged in competition with the Company."

     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Steelcase Inc. Incentive Compensation Plan to be executed by its duly authorized officer this 29th day of February, 2000.

                              STEELCASE INC.


                              By:    /s/ Nancy W. Hickey
                                     ----------------------------
                                    Its:  Senior Vice President
                                          Global Human Resources